Exhibit 99.1

FOR IMMEDIATE RELEASE

PROS Announces Plans to Acquire Cameleon Software,
a Market Leading CPQ Company

Combination will provide end-to-end sales effectiveness solution powered by data science.

HOUSTON & TOULOUSE, FRANCE, October 24, 2013 – PROS Holdings, Inc. (NYSE: PRO) and Cameleon Software (Paris: CAM) today announced PROS has entered into a definitive tender offer agreement to acquire Cameleon in an all-cash transaction valued at approximately €24 million (U.S. $33 million), net of cash acquired. The transaction has been approved by the Boards of Directors of both PROS and Cameleon, respectively on the 22nd and the 24th of October, 2013. Under the terms of the agreement, PROS will commence the proposed tender offer to acquire all the outstanding shares of Cameleon. Key terms of the agreement include the following:

•	PROS offer of €2.05 per share represents a 45% premium on Cameleon’s trailing 90-day average common stock price as of October 23, 2013.

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PROS offer includes an additional €0.15 per share cash premium to the shareholders tendering their shares and warrants if PROS succeeds in holding 95% of Cameleon’s diluted voting rights by December 31, 2014, which would result in a price of €2.20 per share, representing a 55% premium on Cameleon’s trailing 90-day average common stock price as of October 23, 2013.

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Cameleon’s four largest management shareholders together with IRDI and SOPROMEC, Cameleon’s two largest independent shareholders, representing in aggregate 26% of the diluted[2] share capital of Cameleon, have agreed to tender their shares to PROS, subject to regulatory approvals and other customary conditions.

Configure, Price, and Quote (CPQ) software streamlines and simplifies the configuration, pricing and quote-generation activities that accompany solutions and negotiated selling. CPQ applications are also deployed to support self-service sales environments, including business-to-consumer (B2C) and business-to-business (B2B). According to Gartner, Inc., price optimization and CPQ are the only two sales effectiveness technologies identified as “transformational” in its report “Hype Cycle for CRM Sales, 2013.” In the same report, both CPQ and price optimization are recognized as being in the early mainstream adoption phase of the market.

“PROS planned acquisition of Cameleon represents another step in our mission to help customers outperform,” said PROS President and CEO Andres Reiner. “The proposed addition of Cameleon’s market-leading CPQ solutions with PROS big data applications would offer a unique, end-to-end sales effectiveness solution that drives sales growth. Customers are seeking a single platform that combines the efficiency of sales execution with big data science to optimize the lead-to-order process. This would bring our vision of improving both sales efficiency and effectiveness to a powerful new reality, and would put PROS in a unique market position to provide a total solution for customers.”

Reiner continued, “PROS and Cameleon share a common culture and a commitment to customer success and innovation as hallmarks of how we do business. Both companies also share a belief that data science enables businesses to accelerate growth. We look forward to retaining the very talented Cameleon team under the leadership of Cameleon Founder, President and CEO Jacques

Soumeillan, who would lead the Cameleon CPQ product line. We would also retain the highly regarded Cameleon brand, built over many years in the CPQ market. We look forward to welcoming Cameleon’s people, customers and partners to PROS.”

Cameleon President and CEO Jacques Soumeillan added, “With PROS, we find a wealth of commonalities, a strong cultural fit and a shared interest in helping customers improve sales effectiveness. We strive to deliver the most innovative and robust CPQ solutions, and we are confident the proposed combination of PROS and Cameleon would offer a unique value proposition for our respective customers and partners. This would be a tremendous opportunity for our employees in Europe and the U.S., as we work together to grow the market, and expand domestically and internationally.”

Benefits of the Planned Acquisition
The combination of PROS and Cameleon will unite two innovators that help customers outperform. Key strengths expected from the combination would include the following:

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Aligns with PROS strategy of providing big data solutions that drive sales growth: Cameleon’s CPQ solutions drive sales growth by streamlining and simplifying the selling and quoting process. According to Gartner, companies that invest in CPQ solutions can increase their revenue growth rates by as much as 10%. The addition of Cameleon’s solutions to the PROS portfolio would meet the growing demand for an end-to-end sales effectiveness solution that optimizes products, prices and offers.

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Offers immediate benefits to customers: The integration of PROS and Cameleon would provide a single platform that combines the transformational benefits of sales execution and big data science to optimize the lead-to-order process. Customers have been forced to use different technologies to optimize prices, and configure product offers and quotes. The combined solution would bring together two key decisions in the sales process, providing best-in-class automation, data science, analytics and execution that gives sales reps a competitive selling advantage.

Additional Details Regarding the Proposed Cameleon Acquisition
Under the terms of the transaction, PROS will commence a tender offer to acquire all of the outstanding shares of Cameleon. PROS offer is not subject to any conditions precedent and will be filed with the French “Autorités des Marchés Financiers” (AMF) by October 31, 2013, at the latest. The completion of the offer is subject to, among other things, the successful tender of shares by Cameleon shareholders representing no less than 65% of the number of shares, including IRDI, SOPROMEC and management, and required regulatory approvals. If successful, the transaction would close in the first quarter of 2014. The offer documents, together with additional offer details, will be submitted to the AMF in accordance with French law. Cameleon shareholders and other investors are urged to read carefully all tender offer materials prior to making any decision with respect to the tender offer. PROS intends to launch a squeeze-out procedure should it reach the 95% threshold, following completion of the offer.

Bellot Mullenbach & Associés has been appointed by the Cameleon board of directors as independent experts. The firm has delivered a fairness opinion on the tender offer. PROS has been advised by Bryan, Garnier & Co. (also acting as presenting bank for the offer) and TaylorWessing. Cameleon has been advised by Financière Cambon and De Pardieu Brocas Maffei.

PROS to Discuss Strategic Benefits of the Proposed Acquisition of Cameleon on Previously Scheduled Third Quarter 2013 Earnings Call on Nov. 4, 2013.
PROS Holdings will host a conference call on Monday, Nov. 4, 2013, at 4:30 pm EST to discuss the Company’s third quarter financial results and business outlook. During the call, management will also provide additional detail regarding the strategic benefits of the planned acquisition of Cameleon Software. To access this call, dial (800) 510-9691 (toll-free) or (617) 614-3453, and enter pass code 36343579. The live webcast of the conference call can be accessed under the “Investor Relations” section of the Company’s web site at www.pros.com.

Following the call, an archived webcast will be available in the “Investor Relations” section of the Company’s web site at www.pros.com. A telephone replay will be available until Nov. 11, 2013, at (888) 286-8010 (toll-free) or (617) 801-6888 using the pass code 76792426.

About Cameleon
Cameleon (Paris: CAM) is a global leader in multichannel, multi-device product configurator, quotes, proposals and eCommerce software. Cameleon solutions empower customers’ sales teams to streamline their quote-to-order process and increase sales across all channels, and marketing teams to define and launch new products faster. Cameleon’s solutions integrate to leading CRM and ERP systems including Salesforce, SAP, Oracle and Microsoft and are available as both SaaS and on premises. Cameleon Software is a public company with strong references in industries such as insurance and financial services, telecom, hi-tech and manufacturing, including Pearson, MMA, Sage, ThyssenKrupp, SFR, and Tyco. To learn more, visit http://www.cameleon-software.com.

About PROS
PROS Holdings, Inc. (NYSE: PRO) is a big data software company that helps customers outperform in their markets by using big data to sell more effectively. We apply 27 years of data science experience to unlock buying patterns and preferences within transaction data to reveal which opportunities are most likely to close, which offers are most likely to sell and which prices are most likely to win. PROS offers big data solutions to optimize sales, pricing, quoting, rebates and revenue management across more than 30 industries. PROS has completed over 600 implementations of its solutions in more than 50 countries. The PROS team comprises more than 700 people around the world. To learn more, visit http://www.pros.com.

Notice to US Investors
This press release is not an offer to purchase. The solicitation and the offer to buy shares of Cameleon will be made pursuant to an offer to purchase and related materials that the Company intends to disseminate to shareholders of Cameleon. As noted above, the Company will file the tender offer prospectus and related documents with the AMF, and upon receiving clearance from the AMF, the Company will disseminate such documents to the shareholders of Cameleon in accordance with applicable law. The tender offer agreement, prospectus and related offering documents will contain important information that should be read carefully and considered before any decision is made with respect to the tender offer. These materials will be sent free of charge to all shareholders of Cameleon when available. Free copies of the tender offer agreement, prospectus and related offering documents will be made available by contacting PROS Investor Relations at 3100 Main Street, Suite #900, Houston, TX 77002 USA, telephone number +1 (646) 277-1200. Shareholders of Cameleon may also obtain free copies of such documents by contacting Cameleon Investor Relations at telephone number +33(0) 1-44-71-9853.

Forward-looking Statements
Statements herein regarding the proposed transaction between PROS and Cameleon, future financial and operating results and any other statements about future expectations constitute “forward looking statements.” These forward looking statements may be identified by words such as “believe,” “expects,” “anticipates,” “projects,” “intends,” “should,” “would,” “estimates” or similar expressions. Such statements are based upon current beliefs and expectations and are subject to significant risks and uncertainties. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements. Further, forward-looking statements speak only as of the date they are made, and neither Cameleon or PROS undertake any obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time unless required by law.

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PROS Media Contact:
Yvonne Donaldson
ydonaldson@pros.com
713.335.5310

PROS Investor Contact:
Staci Strauss-Mortenson
staci.mortenson@icr.inc
646.277-1200

Cameleon Media Contact:
Virginie Dupin
vdupin@cameleon-software.com
+33(0) 5-61-39-7834

Cameleon Investor Contact:
Emmanuel Huynh | Louis-Victor Delouvrier
cameleonsoftware@newcap.fr
+33(0) 1-44-71-9853